Exhibit 99.1

Contact:            Hal S. Jones                                                                                         For Immediate Release

            (202) 334-6645                                                                                       November 2, 2012

THE WASHINGTON POST COMPANY REPORTS

THIRD QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income attributable to common shares of $93.8 million ($12.64 per share) for the third quarter ended September 30, 2012, compared to a net loss attributable to common shares of $6.2 million ($0.82 loss per share) for the third quarter of last year. However, net income includes $49.1 million ($6.61 per share) in income from discontinued operations and $18.8 million ($2.41 per share) in losses from discontinued operations for the third quarter of 2012 and 2011, respectively (refer to “Discontinued Operations” discussion below). Income from continuing operations attributable to common shares was $44.7 million ($6.03 per share) for the third quarter of 2012, compared to $12.6 million ($1.59 per share) for the third quarter of 2011.

Items included in the Company’s income from continuing operations for the third quarter of 2012:

▪ $12.2 million in early retirement, severance and restructuring charges at the newspaper publishing division and Kaplan (after-tax impact of $7.6 million, or $1.02 per share); and

▪ $3.1 million in non-operating unrealized foreign currency gains (after-tax impact of $1.9 million, or $0.26 per share).

Items included in the Company’s income from continuing operations for the third quarter of 2011:

▪ $5.6 million in severance and restructuring charges at Kaplan (after-tax impact of $3.5 million, or $0.44 per share);

▪ a $9.2 million impairment charge at one of the Company’s affiliates (after-tax impact of $5.7 million, or $0.72 per share);

▪ a $23.1 million write-down of a marketable equity security (after-tax impact of $14.9 million, or $1.89 per share); and

▪ $6.7 million in non-operating unrealized foreign currency losses (after-tax impact of $4.2 million, or $0.54 per share).

Excluding these items, income from continuing operations attributable to common shares was $50.4 million ($6.79 per share) for the third quarter of 2012, compared to $40.9 million ($5.18 per share) for the third quarter of 2011. (Non-GAAP measures are discussed below.)

Revenue for the third quarter of 2012 was $1,011.3 million, flat compared to $1,012.5 million in the third quarter of 2011. The Company reported operating income of $75.9 million in the third quarter of 2012, compared to operating income of $70.2 million in the third quarter of 2011. Revenues and operating income increased at the television broadcasting and cable television divisions, offset by declines at the education and newspaper publishing divisions.

For the first nine months of 2012, the Company reported net income attributable to common shares of $176.7 million ($23.39 per share), compared to $54.5 million ($6.81 per share) for the same period of 2011. However, net income includes $83.2 million ($11.01 per share) in income from discontinued operations and $28.8 million ($3.63 per share) in losses from discontinued operations for the first nine months of 2012 and 2011, respectively (refer to “Discontinued Operations” discussion below). Income from continuing operations attributable to common shares was $93.5 million ($12.38 per share) for the first nine months of 2012, compared to $83.3 million ($10.44 per share) for the first nine months of 2011. As a result of the Company’s share repurchases, there were 6% fewer diluted average shares outstanding in the first nine months of 2012.

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Items included in the Company’s income from continuing operations for the first nine months of 2012:

▪ $22.4 million in early retirement, severance and restructuring charges at the newspaper publishing division and Kaplan (after-tax impact of $13.9 million, or $1.85 per share);

▪ a $5.8 million gain on sales of cost method investments (after-tax impact of $3.7 million, or $0.48 per share); and

▪ $3.2 million in non-operating unrealized foreign currency gains (after-tax impact of $2.0 million, or $0.27 per share).

Items included in the Company’s income from continuing operations for the first nine months of 2011:

▪ $19.6 million in severance and restructuring charges at Kaplan (after-tax impact of $12.2 million, or $1.52 per share);

▪ a $9.2 million impairment charge at one of the Company’s affiliates (after-tax impact of $5.7 million, or $0.72 per share);

▪ a $53.8 million write-down of a marketable equity security (after-tax impact of $34.6 million, or $4.34 per share); and

▪ $3.7 million in non-operating unrealized foreign currency losses (after-tax impact of $2.3 million, or $0.29 per share).

Excluding these items, income from continuing operations attributable to common shares was $101.7 million ($13.48 per share) for the first nine months of 2012, compared to $138.1 million ($17.31 per share) for the first nine months of 2011. (Non-GAAP measures are discussed below.)

Revenue for the first nine months of 2012 was $2,967.6 million, down 4% from $3,090.7 million in the first nine months of 2011. Revenues were down at the education and newspaper publishing divisions, partially offset by increases at the television broadcasting and cable television divisions. The Company reported operating income of $159.0 million for the first nine months of 2012, compared to $216.6 million for the first nine months of 2011. Operating results were down at all of the Company’s divisions, except for the television broadcasting division.

Division Results

Education

Education division revenue totaled $552.6 million for the third quarter of 2012, an 8% decline from revenue of $601.6 million for the third quarter of 2011. Excluding revenue from acquired businesses, education division revenue declined 9% in the third quarter of 2012. Kaplan reported third quarter 2012 operating income of $14.7 million, down from $20.8 million in the third quarter of 2011.

For the first nine months of 2012, education division revenue totaled $1,652.1 million, a 9% decline from revenue of $1,823.7 million for the same period of 2011. Excluding revenue from acquired businesses, education division revenue declined 11% for the first nine months of 2012. Kaplan reported operating income of $6.5 million for the first nine months of 2012, compared to operating income of $65.4 million for the first nine months of 2011.

In light of recent revenue declines and other business challenges, Kaplan has formulated and implemented restructuring plans at its various businesses that have resulted in significant costs in 2012 and 2011, with the objective of establishing lower costs levels in future periods. Across all businesses, severance and restructuring costs totaled $4.3 million and $9.3 million in the third quarter and first nine months of 2012, respectively, compared to $5.6 million and $19.6 million in the third quarter and first nine months of 2011, respectively. Kaplan expects to incur significant additional restructuring costs in the fourth quarter of 2012 and in 2013 at Kaplan Higher Education and Kaplan International.

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A summary of Kaplan’s operating results for the third quarter and the first nine months of 2012 compared to 2011 is as follows:

	Three Months Ended			Nine Months Ended
	September 30,	October 2,		September 30,	October 2,
(in thousands)	2012	2011	% Change	2012	2011	% Change
Revenue
Higher education	$273,703	$330,856	(17)	$872,948	$1,076,051	(19)
Test preparation	81,151	79,630	2	223,767	236,192	(5)
Kaplan international	197,858	192,609	3	555,899	513,760	8
Kaplan corporate	998	1,293	(23)	3,158	3,475	(9)
Intersegment elimination	(1,125)	(2,777)	―	(3,705)	(5,782)	―
	$552,585	$601,611	(8)	$1,652,067	$1,823,696	(9)
Operating Income (Loss)
Higher education	$1,510	$25,083	(94)	$16,329	$120,890	(86)
Test preparation	3,446	(4,745)	―	(4,067)	(29,018)	86
Kaplan international	20,619	10,775	91	33,336	18,735	78
Kaplan corporate	(6,617)	(3,657)	(81)	(28,143)	(28,898)	3
Amortization of intangible assets	(4,489)	(5,568)	19	(11,528)	(15,023)	23
Intersegment elimination	224	(1,080)	―	579	(1,293)	―
	$14,693	$20,808	(29)	$6,506	$65,393	(90)

Kaplan sold Kidum in August 2012, EduNeering in April 2012 and Kaplan Learning Technologies in February 2012. Consequently, the education division’s operating results exclude these businesses.

Kaplan Higher Education (KHE) includes Kaplan’s domestic postsecondary education businesses, made up of fixed-facility colleges and online postsecondary and career programs. KHE also includes the domestic professional training and other continuing education businesses. In the third quarter and first nine months of 2012, higher education revenue declined 17% and 19%, respectively, due largely to declines in average enrollments that reflect weaker market demand over the past year. Operating income decreased 94% and 86% for the third quarter and first nine months of 2012, respectively. These declines were due primarily to lower revenue, offset by expense reductions associated with lower enrollments and recent restructuring efforts.

In September 2012, KHE finalized a plan to consolidate its market presence at certain of its fixed-facility campuses. Under this plan, KHE has ceased new enrollments at nine ground campuses as it considers alternatives for these locations, and is in the process of consolidating operations of four other campuses into existing, nearby locations. KHE will be teaching out the current students at these campuses. Revenues at these campuses represent approximately 4% of KHE’s total revenues. In connection with the plan, KHE expects to incur an estimated $18 million in restructuring costs from fixed asset write-downs and lease and severance obligations; $2.1 million of these restructuring costs were recorded in the third quarter of 2012, with the remainder to be recorded in the fourth quarter of 2012 and in 2013. In the third quarter and first nine months of 2012, KHE incurred $2.7 million and $6.5 million in total severance and restructuring costs, respectively, compared to $1.6 million and $7.1 million in the third quarter and first nine months 2011, respectively. KHE continues to assess and develop plans for both its fixed-facility and online programs and expects to incur significant additional restructuring costs in the fourth quarter of 2012 and in 2013.

Although revenues were down substantially compared to the first nine months of 2011, new student enrollments at Kaplan University and KHE Campuses increased 5% in the first nine months of 2012. For the third quarter of 2012, new student enrollments increased 9%. Total enrollments at September 30, 2012, were down 8% compared to September 30, 2011, but increased 8% compared to June 30, 2012.

	Student Enrollments as of
	September 30,	June 30,	September 30,
	2012	2012	2011
Kaplan University	49,132	44,756	53,473
KHE Campuses	24,129	22,849	26,184
	73,261	67,605	79,657

Kaplan University enrollments included 6,822, 5,681 and 6,036 campus-based students as of September 30, 2012, June 30, 2012, and September 30, 2011, respectively.

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Kaplan University and KHE Campuses enrollments at September 30, 2012, and September 30, 2011, by degree and certificate programs, are as follows:

	As of September 30,
	2012	2011
Certificate	23.6%	23.5%
Associate’s	30.7%	31.0%
Bachelor’s	32.7%	34.7%
Master’s	13.0%	10.8%
	100.0%	100.0%

Kaplan Test Preparation (KTP) includes Kaplan’s standardized test preparation and tutoring offerings. KTP revenue increased 2% in the third quarter of 2012, while revenues declined 5% for the first nine months of 2012. Enrollment increased 21% and 12% for the third quarter and first nine months of 2012, respectively, driven by strength in pre-college, medical and bar review programs. Enrollment increases were offset by competitive pricing pressure and a continued shift in demand to lower priced online test preparation offerings. The improvement in KTP operating results in the first nine months of 2012 is largely from lower operating expenses due to restructuring activities in prior years. Also, $3.5 million and $12.0 million in restructuring costs were recorded in the third quarter and first nine months of 2011, respectively.

Kaplan International includes English-language programs, and postsecondary education and professional training businesses outside the United States. In May 2011, Kaplan Australia acquired Franklyn Scholar and Carrick Education Group, national providers of vocational training and higher education in Australia. In June 2011, Kaplan acquired Structuralia, a provider of e-learning for the engineering and infrastructure sector in Spain. Kaplan International revenue increased 3% and 8% in the third quarter and first nine months of 2012, respectively. Excluding revenue from acquired businesses, Kaplan International revenue increased 2% in both the third quarter and the first nine months of 2012 due to enrollment growth in the English-language and Singapore higher education programs. Kaplan International operating income increased in the first nine months of 2012 due largely to strong results in Singapore, offset by combined losses from businesses acquired in 2011. These losses are primarily in Australia, where Kaplan is in the process of consolidating operations and expects to incur restructuring costs in the fourth quarter of 2012 and in 2013.

Corporate represents unallocated expenses of Kaplan, Inc.’s corporate office and other minor shared activities.

Cable Television

Cable television division revenue increased 6% in the third quarter of 2012 to $199.6 million, from $187.9 million for the third quarter of 2011; for the first nine months of 2012, revenue increased 3% to $585.4 million, from $569.4 million in the same period of 2011. The revenue increase for the first nine months of 2012 is due to continued growth of the division’s Internet and telephone service revenues and rate increases for many subscribers in June 2012, offset by an increase in promotional discounts and a decline in basic video subscribers.

Cable television division operating income increased 8% to $39.9 million, from $36.8 million in the third quarter of 2011, due to increased revenues, offset by higher programming costs. Cable division operating income for the first nine months of 2012 decreased 3% to $111.1 million, from $114.9 million for the first nine months of 2011, primarily due to higher programming costs.

At September 30, 2012, Primary Service Units (PSUs) were up slightly from the prior year due to growth in high-speed data and telephony subscribers, offset by a decrease in basic video subscribers. A summary of PSUs is as follows:

	As of September 30,
	2012	2011
Basic video	605,057	627,659
High-speed data	462,808	448,143
Telephony	185,647	176,527
	1,253,512	1,252,329

Newspaper Publishing

Newspaper publishing division revenue totaled $137.3 million for the third quarter of 2012, down 4% from revenue of $143.5 million for the third quarter of 2011; division revenue declined 7% to $419.6 million for the first nine months of

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2012, from $450.4 million for the first nine months of 2011. Print advertising revenue at The Washington Post in the third quarter of 2012 declined 11% to $51.4 million, from $57.6 million in the third quarter of 2011, and declined 14% to $160.7 million for the first nine months of 2012, from $187.4 million for the first nine months of 2011. The decline is largely due to reductions in general and retail advertising. Revenue generated by the Company’s newspaper online publishing activities, primarily washingtonpost.com and Slate, increased 13% to $26.9 million for the third quarter of 2012, versus $23.8 million for the third quarter of 2011; newspaper online revenues increased 4% to $77.5 million for the first nine months of 2012, versus $74.3 million for the first nine months of 2011. Display online advertising revenue increased 18% and 5% for the third quarter and first nine months of 2012, respectively. Online classified advertising revenue increased 1% for the third quarter and decreased 1% for the first nine months of 2012.

For the first nine months of 2012, Post daily and Sunday circulation declined 9.2% and 6.5%, respectively, compared to the same periods of the prior year. For the nine months ended September 30, 2012, average daily circulation at The Washington Post totaled 471,200 and average Sunday circulation totaled 689,000.

The newspaper publishing division reported an operating loss of $21.8 million in the third quarter of 2012 and an operating loss of $10.8 million in the third quarter of 2011, including noncash pension expense of $16.2 million and $5.2 million, respectively. The newspaper publishing division reported an operating loss of $56.3 million for the first nine months of 2012 and an operating loss of $28.0 million for the first nine months of 2011, including noncash pension expense of $32.6 million and $17.2 million, respectively. Included in pension expense for the third quarter of 2012 was a $7.5 million Voluntary Retirement Incentive Program (VRIP) for certain employees.

The decline in operating results for the third quarter of 2012 is due to the revenue reductions discussed above and $7.8 million in early retirement and severance expense, offset partially by a decline in other operating expenses. The decline in operating results for the first nine months of 2012 is primarily due to the revenue reductions discussed above and $13.1 million in early retirement and severance expense, offset partially by a decline in other operating expenses. Newsprint expense was down 9% and 10% for the third quarter and first nine months of 2012, respectively, due to a decline in newsprint consumption.

Television Broadcasting

Revenue for the television broadcasting division increased 44% to $106.4 million in the third quarter of 2012, from $73.8 million in the same period of 2011; operating income for the third quarter of 2012 more than doubled to $54.1 million, from $24.1 million in the same period of 2011. For the first nine months of 2012, revenue increased 23% to $283.5 million, from $231.0 million in the same period of 2011; operating income for the first nine months of 2012 increased 69% to $128.8 million, from $76.2 million in the same period of 2011.

The increase in revenue and operating income for the third quarter and first nine months of 2012 reflects improved advertising demand across many product categories. This includes a $15.6 million and $22.1 million increase in political advertising revenue in the third quarter and first nine months of 2012, respectively; $10.8 million in incremental summer Olympics-related advertising at the Company’s NBC affiliates in the third quarter of 2012; and increased retransmission revenues.

Other Businesses

Other businesses includes the operating results of Social Code, an agency specializing in paid advertising on social-media platforms, and WaPo Labs, a digital team focused on emerging technologies and new product development.

In September 2012, The Washington Post Company entered into a stock purchase agreement to acquire a controlling interest in Celtic Healthcare, Inc. (Celtic), a provider of home healthcare and hospice services in the northeastern and mid-Atlantic regions. The transaction is expected to close in November 2012. The operating results of Celtic will be included in other businesses.

Corporate Office

Corporate office includes the expenses of the Company’s corporate office as well as a net pension credit.

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Equity in Earnings (Losses) of Affiliates

The Company holds a 49% interest in Bowater Mersey Paper Company, a 16.5% interest in Classified Ventures, LLC and interests in several other affiliates.

The Company’s equity in earnings of affiliates, net, was $4.1 million for the third quarter of 2012, compared to a loss of $1.5 million for the third quarter of 2011. For the first nine months of 2012, the Company’s equity in earnings of affiliates, net, totaled $11.3 million, compared to $5.4 million for the same period of 2011. In the third quarter of 2011, a $9.2 million impairment charge was recorded on the Company’s interest in Bowater Mersey Paper Company.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $4.2 million for the third quarter of 2012, compared to other non-operating expense, net, of $29.7 million for the third quarter of 2011. The third quarter 2012 non-operating expense, net, included $3.1 million in unrealized foreign currency gains and other items. The third quarter 2011 non-operating expense, net, included a $23.1 million write-down of a marketable equity security (Corinthian Colleges, Inc.), $6.7 million in unrealized foreign currency losses and other items.

The Company recorded non-operating income, net, of $12.1 million for the first nine months of 2012, compared to other non-operating expense, net, of $56.3 million for the same period of the prior year. The 2012 non-operating income, net, included a $7.3 million gain on sales of cost method investments, $3.2 million in unrealized foreign currency gains and other items. The 2011 non-operating expense, net, included a $53.8 million write-down of a marketable equity security (Corinthian Colleges, Inc.), $3.7 million in unrealized foreign currency losses and other items.

Net Interest Expense

The Company incurred net interest expense of $8.1 million and $24.4 million for the third quarter and first nine months of 2012, respectively, compared to $7.7 million and $21.6 million for the same periods of 2011. At September 30, 2012, the Company had $456.5 million in borrowings outstanding, at an average interest rate of 7.0%.

Provision for Income Taxes

The effective tax rate for income from continuing operations for the first nine months of 2012 was 40.3%, compared to 41.6% for the first nine months of 2011.

Discontinued Operations

Kaplan sold Kidum in August 2012, EduNeering in April 2012 and Kaplan Learning Technologies in February 2012. The Company also divested its interest in Avenue100 Media Solutions on July 31, 2012. Consequently, the Company’s income from continuing operations excludes these businesses, which have been reclassified to discontinued operations, net of tax.

The sale of Kaplan Learning Technologies resulted in a pre-tax loss of $3.1 million, which was recorded in the first quarter of 2012. The sale of EduNeering resulted in a pre-tax gain of $29.5 million, which was recorded in the second quarter of 2012. The sale of Kidum resulted in a pre-tax gain of $3.6 million, which was recorded in the third quarter of 2012.

In connection with each of the sales of the Company’s stock in EduNeering and Kaplan Learning Technologies, in the first quarter of 2012, the Company recorded $23.2 million of income tax benefits related to the excess of the outside stock tax basis over the net book value of the net assets disposed.

In connection with the disposal of Avenue100 Media Solutions, Inc., the Company recorded a pre-tax loss of $5.7 million in the third quarter of 2012. An income tax benefit of $44.5 million was also recorded in the third quarter of 2012 as the Company determined that Avenue100 Media Solutions, Inc. had no value. The income tax benefit is due to the Company’s tax basis in the stock of Avenue100 exceeding its net book value as a result of goodwill and other intangible asset impairment charges recorded in 2008, 2010 and 2011 for which no tax benefit was previously recorded.

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Earnings (Loss) Per Share

The calculation of diluted earnings per share for the third quarter and first nine months of 2012 was based on 7,376,255 and 7,507,946 weighted average shares outstanding, respectively, compared to 7,882,709 and 7,978,520, respectively, for the third quarter and first nine months of 2011. In the first nine months of 2012, the Company repurchased 284,550 shares of its Class B common stock at a cost of $97.5 million. At September 30, 2012, there were 7,378,237 shares outstanding and the Company had remaining authorization from the Board of Directors to purchase up to 208,924 shares of Class B common stock.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended
	September 30,	October 2,	%
(in thousands, except per share amounts)	2012	2011	Change
Operating revenues	$1,011,334	$1,012,498	0
Operating expenses	(866,583)	(874,350)	(1)
Depreciation of property, plant and equipment	(63,739)	(61,589)	3
Amortization of intangible assets	(5,091)	(6,320)	(19)
Operating income	75,921	70,239	8
Equity in earnings (losses) of affiliates, net	4,099	(1,494)	―
Interest income	648	994	(35)
Interest expense	(8,738)	(8,667)	1
Other income (expense), net	4,163	(29,650)	―
Income from continuing operations before income taxes	76,093	31,422	―
Provision for income taxes	31,200	18,600	68
Income from continuing operations	44,893	12,822	―
Income (loss) from discontinued operations, net of tax	49,054	(18,788)	―
Net income (loss)	93,947	(5,966)	―
Net loss (income) attributable to noncontrolling interests	71	(16)	―
Net income (loss) attributable to The Washington Post Company	94,018	(5,982)	―
Redeemable preferred stock dividends	(222)	(226)	(2)
Net Income (Loss) Attributable to The Washington Post Company
Common Stockholders	$93,796	$(6,208)	―

Amounts Attributable to The Washington Post Company
Common Stockholders
Income from continuing operations	$44,742	$12,580	―
Income (loss) from discontinued operations, net of tax	49,054	(18,788)	―
Net income (loss)	$93,796	$(6,208)	―

Per Share Information Attributable to The Washington Post Company
Common Stockholders
Basic income per common share from continuing operations	$6.03	$1.59	―
Basic income (loss) per common share from discontinued operations	6.61	(2.41)	―
Basic net income (loss) per common share	$12.64	$(0.82)	―
Basic average number of common shares outstanding	7,272	7,802

Diluted income per common share from continuing operations	$6.03	$1.59	―
Diluted income (loss) per common share from discontinued operations	6.61	(2.41)	―
Diluted net income (loss) per common share	$12.64	$(0.82)	―
Diluted average number of common shares outstanding	7,376	7,883

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THE WASHINGTON POST COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended
	September 30,	October 2,	%
(In thousands, except per share amounts)	2012	2011	Change
Operating revenues	$2,967,557	$3,090,724	(4)
Operating expenses	(2,606,446)	(2,670,703)	(2)
Depreciation of property, plant and equipment	(188,763)	(186,133)	1
Amortization of intangible assets	(13,392)	(17,293)	(23)
Operating income	158,956	216,595	(27)
Equity in earnings of affiliates, net	11,301	5,381	―
Interest income	2,492	2,973	(16)
Interest expense	(26,880)	(24,588)	9
Other income (expense), net	12,116	(56,273)	―
Income from continuing operations before income taxes	157,985	144,088	10
Provision for income taxes	63,600	59,900	6
Income from continuing operations	94,385	84,188	12
Income (loss) from discontinued operations, net of tax	83,177	(28,762)	―
Net income	177,562	55,426	―
Net (income) loss attributable to noncontrolling interests	(10)	10	―
Net income attributable to The Washington Post Company	177,552	55,436	―
Redeemable preferred stock dividends	(895)	(917)	(2)
Net Income Attributable to The Washington Post Company
Common Stockholders	$176,657	$54,519	―

Amounts Attributable to The Washington Post Company
Common Stockholders
Income from continuing operations	$93,480	$83,281	12
Income (loss) from discontinued operations, net of tax	83,177	(28,762)	―
Net income	$176,657	$54,519	―

Per Share Information Attributable to The Washington Post Company
Common Stockholders
Basic income per common share from continuing operations	$12.38	$10.44	19
Basic income (loss) per common share from discontinued operations	11.01	(3.63)	―
Basic net income per common share	$23.39	$6.81	―
Basic average number of common shares outstanding	7,405	7,900

Diluted income per common share from continuing operations	$12.38	$10.44	19
Diluted income (loss) per common share from discontinued operations	11.01	(3.63)	―
Diluted net income per common share	$23.39	$6.81	―
Diluted average number of common shares outstanding	7,508	7,979

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THE WASHINGTON POST COMPANY
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30,	October 2,	%	September 30,	October 2,	%
(in thousands)	2012	2011	Change	2012	2011	Change
Operating Revenues:
Education	$552,585	$601,611	(8)	$1,652,067	$1,823,696	(9)
Cable television	199,625	187,892	6	585,414	569,403	3
Newspaper publishing	137,276	143,495	(4)	419,550	450,411	(7)
Television broadcasting	106,411	73,830	44	283,499	230,953	23
Other businesses	15,834	5,764	―	27,779	16,617	67
Corporate office	―	―	―	―	―	―
Intersegment elimination	(397)	(94)	―	(752)	(356)	―
	$1,011,334	$1,012,498	0	$2,967,557	$3,090,724	(4)
Operating Expenses:
Education	$537,892	$580,803	(7)	$1,645,561	$1,758,303	(6)
Cable television	159,712	151,097	6	474,278	454,476	4
Newspaper publishing	159,101	154,256	3	475,885	478,408	(1)
Television broadcasting	52,329	49,757	5	154,690	154,718	0
Other businesses	21,082	7,509	―	44,445	22,288	99
Corporate office	5,694	(1,069)	―	14,494	6,292	―
Intersegment elimination	(397)	(94)	―	(752)	(356)	―
	$935,413	$942,259	(1)	$2,808,601	$2,874,129	(2)
Operating Income (Loss):
Education	$14,693	$20,808	(29)	$6,506	$65,393	(90)
Cable television	39,913	36,795	8	111,136	114,927	(3)
Newspaper publishing	(21,825)	(10,761)	―	(56,335)	(27,997)	―
Television broadcasting	54,082	24,073	―	128,809	76,235	69
Other businesses	(5,248)	(1,745)	―	(16,666)	(5,671)	―
Corporate office	(5,694)	1,069	―	(14,494)	(6,292)	―
	$75,921	$70,239	8	$158,956	$216,595	(27)
Depreciation:
Education	$22,024	$20,338	8	$63,752	$61,635	3
Cable television	32,310	31,661	2	96,741	94,980	2
Newspaper publishing	6,274	6,453	(3)	18,792	19,893	(6)
Television broadcasting	3,126	3,137	0	9,473	9,381	1
Other businesses	5	―	―	5	―	―
Corporate office	―	―	―	―	244	―
	$63,739	$61,589	3	$188,763	$186,133	1
Amortization of Intangible Assets:
Education	$4,489	$5,568	(19)	$11,528	$15,023	(23)
Cable television	52	62	(16)	159	201	(21)
Newspaper publishing	150	290	(48)	505	869	(42)
Television broadcasting	―	―	―	―	―	―
Other businesses	400	400	―	1,200	1,200	―
Corporate office	―	―	―	―	―	―
	$5,091	$6,320	(19)	$13,392	$17,293	(23)
Pension Expense (Credit):
Education	$3,522	$1,655	―	$7,883	$4,859	62
Cable television	694	455	53	1,738	1,470	18
Newspaper publishing	16,181	5,241	―	32,554	17,226	89
Television broadcasting	1,432	325	―	3,447	1,306	―
Other businesses	18	4	―	38	13	―
Corporate office	(9,021)	(9,185)	(2)	(27,215)	(27,729)	(2)
	$12,826	$(1,505)	―	$18,445	$(2,855)	―

-more-

NON-GAAP FINANCIAL INFORMATION

THE WASHINGTON POST COMPANY

(Unaudited)

In addition to the results reported in accordance with accounting principles generally accepted in the United States (“GAAP”) included in this press release, the Company has provided information regarding income from continuing operations excluding certain items described below reconciled to the most directly comparable GAAP measures. Management believes these non-GAAP measures, when read in conjunction with the company‘s GAAP financials, provide useful information to investors by offering:

▪  the ability to make meaningful period-to-period comparisons of the Company’s ongoing results;

▪  the ability to identify trends in the Company’s underlying business; and

▪  a better understanding of how management plans and measures the Company’s underlying business.

Income from continuing operations excluding certain items should not be considered a substitute or alternative to computations calculated in accordance with and required by GAAP. These non-GAAP financial measures should be read only in conjunction with financial information presented on a GAAP basis.

The following table reconciles the non-GAAP financial measures to the most directly comparable GAAP measures:

	Three Months Ended		Nine Months Ended
	September 30,	October 2,	September 30,	October 2,
(in thousands, except per share amounts)	2012	2011	2012	2011
Amounts attributable to The Washington Post Company
common stockholders
Income from continuing operations, as reported	$ 44,742	$ 12,580	$ 93,480	$ 83,281
Adjustments:
Severance and restructuring charges	7,553	3,472	13,905	12,152
Marketable equity securities write-down	―	14,875	―	34,643
Gain on sales of cost method investments	―	―	(3,657)	―
Foreign currency (gain) loss	(1,928)	4,239	(1,997)	2,323
Investment in affiliates impairment charges	―	5,703	―	5,703
Income from continuing operations, adjusted (non-GAAP)	$ 50,367	$ 40,869	$ 101,731	$ 138,102

Per share information attributable to The Washington
Post Company common stockholders
Diluted income per common share from continuing operations,
as reported	$ 6.03	$ 1.59	$ 12.38	$ 10.44
Adjustments:
Severance and restructuring charges	1.02	0.44	1.85	1.52
Marketable equity securities write-down	―	1.89	―	4.34
Gain on sales of cost method investments	―	―	(0.48)	―
Foreign currency (gain) loss	(0.26)	0.54	(0.27)	0.29
Investment in affiliates impairment charges	―	0.72	―	0.72
Diluted income per common share from continuing operations,
adjusted (non-GAAP)	$ 6.79	$ 5.18	$ 13.48	$ 17.31

The adjusted diluted per share amounts may not compute due to rounding.

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